Exhibit 99.1

O’Melveny & Myers LLP Times Square Tower Seven Times Square New York, NY 10036	T: +1 212 326 2000 F: +1 212 326 2061 omm.com

April 22, 2019		Tobias L. Knapp D: +1 212-408-2440 tknapp@omm.com

VIA E-MAIL

Velan Capital LP

c/o Bala Venkataraman

Managing Partner

1055b Powers Place

Alpharetta, GA 30009

Re: Notice of Director Nominations of Velan Capital LP

Dear Mr. Venkataraman:

On behalf of our client, Progenics Pharmaceuticals, Inc., a Delaware corporation (the “Company”), I am writing in response to the Notice of Director Nominations from Velan Capital LP (“Velan”), dated Friday, March 15, 2019 (the “Notice”), which was delivered to the Chairman of the Board of Directors and the Secretary of the Company on that date. The Notice, which makes reference to the Company’s Amended and Restated By-laws (the “By-laws”), states that Velan “hereby notifies the Company of its nomination” of six candidates for election as directors (the “Purported Nominees”) at the Company’s 2019 annual meeting of stockholders (the “2019 Annual Meeting”). This letter is also in response to the letter from Mayer Brown LLP, dated April 16, 2019, which was delivered in response to an April 15, 2019 letter sent to you by the Secretary of the Company (the “April 15 Letter”). Capitalized terms used but not defined in this letter shall have the meanings given to such terms in the By-laws.

Section 3.05(a)(2) of the By-laws provides that nominations of persons for election to the Board of Directors of the Company may be made at a meeting of stockholders “by any stockholder of the Corporation who was a stockholder of record at the time of giving of such stockholder’s notice provided for in this Section 3.05, who is entitled to vote for the election of directors at the meeting and who complies with the notice procedures set forth in this Section 3.05” (emphasis added).

Section 3.05(a) of the By-laws further provides that “[o]nly persons who are nominated in accordance with the procedures set forth in [Section 3.05] shall be eligible for election as directors.”

As explained in the April 15 Letter, the Company determined through a review of its record holder list that Velan was not a stockholder of record as of the time its Notice was given. This determination was subsequently affirmed by Mayer Brown LLP in its response to the April 15 Letter. Accordingly, please be advised that the Notice does not constitute a valid notice of nomination for the 2019 Annual Meeting because Velan failed to satisfy the requirements set forth in Section 3.05(a)(2) of the By-laws to be a “stockholder of record” of the Company “at the time of giving of such stockholder’s notice.”

Century City  •  Los Angeles  •  Newport Beach  •  New York  •  San Francisco  •  Silicon Valley  •  Washington, DC

Beijing  •  Brussels  •  Hong Kong  •  London  •  Seoul  •  Shanghai  •  Singapore  •  Tokyo

As established by the By-laws, the deadline to provide timely advance notice of any director nomination under the By-laws for the 2019 Annual Meeting was Friday, March 15, 2019, the date the Notice was delivered to the Company. Therefore, the deadline for a timely and proper notice of intention to nominate candidates for election as directors at the 2019 Annual Meeting has passed and Velan does not have the right to nominate any candidates for election to the Board of Directors at the 2019 Annual Meeting pursuant to the advance notice provisions of Section 3.05(a)(2) of the By-laws.

The Purported Nominees are not eligible for nomination or election as directors and, accordingly, any proxies solicited for their election and voted at the 2019 Annual Meeting will be disregarded.

Notwithstanding the foregoing, the Nominating and Corporate Governance Committee intends to continue to consider the Purported Nominees identified in the Notice as potential directors. To this end, the Committee would like to proceed with interviews of the Purported Nominees who have not yet been interviewed and, unless we hear otherwise from Velan, the Committee plans to continue to do so at the scheduled times confirmed with you in the Company’s April 15 Letter.

This letter is being sent on behalf of the Company while expressly reserving, and without waiving, any and all rights and defenses that the Company may have with respect to this matter. In particular, this letter should not be construed as confirmation that the Notice otherwise complies with the By-laws or applicable law.

Should you have any questions regarding any of the foregoing, please contact me via phone at (212) 408-2440 or via e-mail at tknapp@omm.com.

Very truly yours, /s/ Tobias L. Knapp Tobias L. Knapp

cc:	Reb Wheeler Mayer Brown LLP Patrick Fabbio, Corporate Secretary Progenics Pharmaceuticals, Inc.

Mark J. Gentile Richards, Layton & Finger